Exhibit 10.4

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is dated as of January 20, 2022, by and among Cohn Robbins Holdings Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), KKCG AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company Shareholder”), Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (“Swiss NewCo”) and SAZKA Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Shareholder is a holder of record and “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of 10,010,000 shares of Company Capital Stock and 10,000,000 Swiss NewCo Ordinary Shares (all such shares of Company Capital Stock or Swiss NewCo Ordinary Shares, as applicable, together with any shares of Company Capital Stock or Swiss NewCo Ordinary Shares that are hereafter acquired by the Company Shareholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, on January 20, 2022, Acquiror, Swiss NewCo, Allwyn US Holdco LLC, a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US HoldCo (“DE Merger Sub”), and the Company entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein, including the merger of Acquiror with and into DE Merger Sub, with DE Merger Sub as the surviving company in the Merger (the “Merger” and any other documentation required to effect the Merger, the “Merger Documents”);

WHEREAS, as an inducement to Acquiror, Swiss NewCo and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
sHAREHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Company Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Shareholder shall be bound by and comply with Section 7.5 (Acquisition Proposals) and 12.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 7.5 of the Business Combination Agreement (other than Section 7.5(a) or Section 7.5(c) or for purposes of the definition of Acquisition Proposal) also referred to the Company Shareholder and as if such clauses were incorporated in this Agreement (and therefore subject to all other provisions of this Agreement, including Section 3.2 and 3.3). For the avoidance of doubt, the foregoing extension to the Company Shareholder only relates to obligations of the Company, and not to any of the rights afforded to the Company which shall only be exercisable by the Company (and not by the Company Shareholder).

Section 1.2 No Transfer. Except as expressly contemplated by the Business Combination Agreement, during the period commencing on the date hereof and ending on the earlier to occur of (a) the Acquisition Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 thereof (the “Expiration Time”), the Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to the Company Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) the Company Shareholder acquires the right to vote any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by the Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Shareholder as of the date hereof.

Section 1.4 Shareholder Agreements:

The Company Shareholder undertakes:

(a) to approve and adopt, as applicable and as a holder of the Subject Shares, the Business Combination Agreement, the Merger Documents, the Company Share Contribution and the Transactions;

(b) in any other circumstances upon which a consenting vote or other approval of the Company Shareholder is required under the Company’s Governing Documents or Swiss NewCo’s Governing Documents or otherwise sought with respect to the Business Combination Agreement, the Merger Documents, the Company Share Contribution or the Transactions, to exercise its shareholder rights and vote, consent or approve (or cause to be voted, consented or approved) all of the Company Shareholder’s Subject Shares held at such time in favor thereof;

(c) to exercise its shareholder rights and vote against any merger, purchase of all or substantially all of the Company’s or Swiss NewCo’s, as applicable, assets or other business combination transaction (other than the Business Combination Agreement, the Merger Documents, the Company Share Contribution and the Transactions); and

(d) to exercise its shareholder rights and vote against any proposal, action or agreement that would (i) reasonably be expected to impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement or the Merger Documents, once agreed, to be satisfied, or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company Shareholder, or an obligation or agreement of the Company or Swiss NewCo under the Business Combination Agreement or Merger Documents.

The Company Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.5 No Challenges. The Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Swiss NewCo, US HoldCo, DE Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or the Merger Documents.

Section 1.6 Affiliate Agreements. The Company Shareholder hereby agrees and consents to the termination of all Affiliate Agreements set forth on Section 7.4 of the Company Disclosure Letter to which the Company Shareholder is a party, effective as of the Merger Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries, Swiss NewCo or Acquiror.

Section 1.7 Registration Rights Agreement. The Company Shareholder will deliver, substantially simultaneously with the Acquisition Effective Time, a duly-executed copy of the Amended and Restated Registration Rights Agreement substantially in the form attached as Exhibit B to the Business Combination Agreement.

Section 1.8 Relationship Agreement. The Company Shareholder will deliver, substantially simultaneously with the Acquisition Effective Time, a duly-executed copy of the Relationship Agreement substantially in the form attached as Exhibit A to the Business Combination Agreement.

Section 1.9 Further Assurances. Without expanding or modifying any party’s obligations under the Business Combination Agreement, the Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) or reasonably requested by Acquiror or the Company to effect the transactions contemplated by this Agreement, the Company Share Contribution and consummate the Acquisition Transfer, in each case, on the terms and subject to the terms and conditions set forth therein and herein, as applicable.

Section 1.10 No Inconsistent Agreement. The Company Shareholder hereby represents and covenants that the Company Shareholder has not entered into, and shall not enter into, any agreement or effect any transaction that would reasonably be expected to restrict, materially delay or prohibit the performance of the Company Shareholder’s obligations hereunder.

Section 1.11 Consent to Disclosure. The Company Shareholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Swiss NewCo or the Company to any Governmental Authority) of the Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Swiss NewCo or the Company, a copy of this Agreement. The Company Shareholder will promptly provide any relevant information reasonably requested by Acquiror, Swiss NewCo or the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Shareholders. The Company Shareholder represents and warrants as of the date hereof to Acquiror, Swiss NewCo and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Shareholder) as follows:

(a) Organization; Due Authorization. The Company Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Shareholder’s corporate powers and have been duly authorized by all necessary corporate actions on the part of the Company Shareholder. This Agreement has been duly executed and delivered by the Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Shareholder.

(b) Ownership. Except as described on Section 4.6(a) of the Company Disclosure Letter, the Company Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has full legal title to, all of the Company Shareholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act or under the articles of association of the Swiss NewCo and the Company)) affecting any such Subject Shares, other than Liens or general transfer restrictions pursuant to (i) this Agreement, (ii) the Company’s Governing Documents or Swiss NewCo’s Governing Documents, (iii) the Business Combination Agreement, (iv) the Merger Documents or (v) any applicable securities Laws. The Company Shareholder’s Subject Shares are the only equity securities in the Company and Swiss NewCo, as applicable, owned of record or beneficially by the Company Shareholder on the date of this Agreement, and none of the Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares.

(c) No Conflicts. Except as described in Section 4.5 of the Company Disclosure Letter¸ the execution and delivery of this Agreement by the Company Shareholder does not, and the performance by the Company Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Company Shareholder or require any consent thereunder from any Person or (ii) require any consent or approval that has not been given by any Governmental Authority or under any Contract binding upon the Company Shareholder or the Company Shareholder’s Subject Shares to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement.

(d) Litigation. There are no Actions pending against the Company Shareholder, or to the knowledge of the Company Shareholder, threatened against the Company Shareholder, before (or, in the case of threatened Actions, that would be, or would reasonably be expected to be, before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Shareholder of its obligations under this Agreement.

(e) Adequate Information. The Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Shareholder acknowledges that Acquiror, Swiss NewCo and the Company have not made and do not, and the Company Shareholder has not relied on, make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Shareholder are irrevocable.

(f) Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Company Shareholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. The Company Shareholder understands and acknowledges that each of Acquiror, Swiss NewCo and the Company is entering into the Business Combination Agreement in reliance upon the Company Shareholder’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to the Company Shareholder, the written agreement of Acquiror, Swiss NewCo, the Company and the Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland, excluding its rules on conflict of laws and excluding international treaties (in particular the Vienna Convention on the International Sale of Goods dated 11 April 1980; CISG).

Section 3.3 Jurisdiction. Any dispute arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be exclusively resolved by the ordinary courts of the City of Lucerne, Switzerland.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.6 Specific Performance. The parties hereto acknowledge that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled to.

Section 3.7 Amendment; Waiver. This Agreement may only be amended, changed, supplemented, waived or otherwise modified or terminated by the execution and delivery of a written agreement signed by Acquiror, Swiss NewCo, the Company and the Company Shareholders.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing or in the form of text (i.e., without physical signature required) and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Cohn Robbins Holdings Corp.
1000 N. West Street
Wilmington, Delaware 19801
Attention:	Charles Kwon
Email:	charles@cohnrobbins.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

If to the Company:

SAZKA Entertainment AG
Weinmarkt 9
6004 Luzern
Attention:	Pascal Genoud
Katarina Kohlmayer
Jonathan Handyside
Email:	pascal.genoud@allwynent.com
katarina.kohlmayer@kkcg.com
jonathan.handyside@allwynent.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, New York 10022
Attention:	Jonathan L. Davis
Steven Y. Li
Peter Seligson
Email:	jonathan.davis@kirkland.com
steven.li@kirkland.com
peter.seligson@kirkland.com

If to the Company Shareholder:

KKCG AG
Kappelgasse 21
6004 Luzern
Attention:	Josef Bartos
Email:	josef.bartos@kkcg.com

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, New York 10022
Attention:	Jonathan L. Davis
Steven Y. Li
Peter Seligson
Email:	jonathan.davis@kirkland.com
steven.li@kirkland.com
peter.seligson@kirkland.com

Section 3.9 Form, Counterparts. This Agreement shall be made in writing (Schriftform) and may be executed in two or more counterparts (any of which may be delivered by electronic transmission, including by DocuSign, portable document format or similar electronic means), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10     Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company Shareholder, Acquiror, Swiss NewCo and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDER:

KKCG AG

By:	/s/ Pavel Saroch
	Name:	Pavel Saroch
	Title:	Vice Chairman of the Board of Directors

By:	/s/ Katarina Kohlmayer
	Name:	Katarina Kohlmayer
	Title:	Authorized Person

[Signature Page to Shareholder Support Agreement]

ACQUIROR:

COHN ROBBINS HOLDINGS CORP.

By:	/s/ Clifton S. Robbins
	Name:	Clifton S. Robbins
	Title:	Co-Chairman

[Signature Page to Shareholder Support Agreement]

COMPANY:

SAZKA ENTERTAINMENT AG

By:	/s/ Robert Chvatal
	Name:	Robert Chvatal
	Title:	Authorized Signatory

By:	/s/ Jan Matuska
	Name:	Jan Matuska
	Title:	Authorized Signatory

[Signature Page to Shareholder Support Agreement]

SWISS NEWCO:

ALLWYN ENTERTAINMENT AG

By:	/s/ Robert Chvatal
	Name:	Robert Chvatal
	Title:	Member of the Board of Directors

By:	/s/ Jan Matuska
	Name:	Jan Matuska
	Title:	Member of the Board of Directors

[Signature Page to Shareholder Support Agreement]